Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

RenovoRx, Inc. 2570 W El Camino Real, Ste. 320 Mountain View, CA 94040 www.renovorx.com

March 24, 2026

Ramtin Agah, MD

[***]

Dear Ramtin:

Further to our discussions on this topic, RenovoRx, Inc. (the “Company”) is pleased to offer you the opportunity to continue your work with the Company as its Chief Medical Officer (your current role) and in the capacity of Executive Chairman (a newly created role), effective February 27, 2026 (the “Effective Date”).

This letter is intended to amend, restate and replace in its entirety (as of the Effective Date) that certain Consulting Agreement, dated January 1, 2018, between you and the Company (as subsequently amended, the “Consulting Agreement”); provided that the Consulting Agreement shall be enforceable by and against you and the Company, respectively, in accordance with its terms up until the Effective Date. It is acknowledged that you and the Company are also parties to that certain Amended and Restated Change in Control and Severance Agreement, dated November 10, 2025 (the “CIC Agreement”), which shall remain in full force and effect as of and following the Effective Date.

In your new role, you will receive an annualized salary of $450,000 (based on working a minimum of 30 hours per work week), less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures, starting as of January 1, 2026. You will also be eligible to receive an annual discretionary bonus of up to 40% of your annualized base salary, dependent on the performance of the Company and your individual performance, as determined by the Company in its discretion (the “Bonus”). The first Bonus shall be payable in 2027 for 2026 performance. You must be employed by the Company on the date the Bonus is paid in order to be eligible to be paid a Bonus.

This is a full-time exempt position. You will perform all management-related duties in coordination with the Company’s Chief Executive Officer (who, for the avoidance of doubt, will remain the principal executive officer of the Company) and will report to the Company’s Board of Directors (including its designated committees, the “Board”). A job description for the joint Executive Chairman and Chief Medical Officer position is included as Exhibit A, which is incorporated herein by reference.

As an employee, you will also be eligible to receive certain employee benefits as set forth in Exhibit B. You should note that the Board may modify job titles, salaries, benefits, and other terms and conditions of employment from time to time as it deems necessary.

In addition, if you will be eligible to receive annual grants of options to purchase shares of the Company’s common stock (the “Options”) as determined by the Compensation Committee of its Board of Directors (the “Committee”). The exercise price per share of the Options will equal the fair market value per share of the Common Stock on the date of grant, as determined in accordance with the Company’s 2021 Omnibus Equity Incentive Plan (as amended, the “Plan”) or such other Company equity incentive plan under which the Option is granted. The Options will be subject to the terms and conditions of the Company’s equity incentive plan and a stock option agreement between you and the Company, including vesting requirements as determined by the Compensation Committee, in each case subject to your continued service with the Company through the applicable vesting date). The Committee may also provide you with other compensatory awards under the Plan including, without limitation, restricted stock units. The terms of such awards shall be determined by the Compensation Committee, subject to the same conditions above with respect to Options. No right to any Options or other award is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or to a continued employment relationship.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Manual.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and arbitration of any disputes or claims relating to or arising out of our employment relationship. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept, our offer, your first day of employment under the terms of this letter will be January 1, 2026. This letter, along with the CIC Agreement and any agreements relating to proprietary rights between you and the Company, set forth the entire terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company (or other officer designated by the Board of Directors) and you.

[Signature Page Follows]

We look forward to continuing our work with you in this new role.

Sincerely,

/s/ Shaun R. Bagai
Shaun R. Bagai
Chief Executive Officer
RenovoRx, Inc.

Agreed to and accepted:

Signature:	/s/ Ramtin Agah
Printed Name:	Ramtin Agah, MD

Date: March 24, 2026

[Signature Page to Ramtin Agah Employment Letter, effective January 1, 2026]

Enclosures

-At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Exhibit A – Job Description for Chief Medical Officer and Executive Chairman

●	Lead and implement the clinical direction for the Company in coordination with the Company’s Chief Clinical Officer

●	Keep abreast of emerging medical trends that may impact the Company’s products and business generally; and identify and define (from a medical point of view) new and innovative strategies to achieve business goals and objectives

●	Advise on the medical development of the Company’s products and related procedures

●	Active engagement in business development opportunities to include presenting RenovoRx business and clinical capabilities to actual and potential customers, investors, legislative officials and other key constituents

●	Provide medical guidance, support and education regarding the Company’s products to the Company’s Clinical Research Investigators and actual and potential customers

●	Provide services consistent with the Company’s charter and as reasonably requested by the Company’s Board of Directors from time to time, including but not limited to:

◌	Proctor procedures

◌	Handle questions regarding eligibility

◌	Investigate adverse events

◌	Address questions regarding protocol for RenovoRx studies

●	Participate in senior management business and clinical strategy development and implementation

●	Provide advice to CEO and other members of the Board on Company medical, operational, financial and strategic issues

●	Assist with communication efforts with investors

●	Assist in developing and overseeing execution of long-term business strategy

●	Assist with recruiting efforts for key executive positions

●	Assist with recruiting efforts for Board members

●	Serve as the spokesperson for the company at medical conferences and scientific forums

●	Build and maintain relationships with key opinion leaders (KOLs), strategic partners, and clinical collaborators

●	Provide strategic leadership on regulatory interactions with the FDA

●	Support the sales team in developing strategy and execution of the Company’s sales and marketing strategy

●	Assist the finance team on budgets, goals and earnings announcements

●	Otherwise undertake all of the duties of Chairman of the Board of Directors of the Company as provided for in the Company’s Amended and Restated Bylaws (as the same may be amended)

●	Travel will be required to proctor procedures, educate doctors on TAMP technology and applications, clinical data, etc., and meet with investors.

Exhibit B – Summary of Benefits

The following is a brief summary of benefits. Full information concerning eligibility requirements are in RenovoRx, Inc.’s Employee Manual and/or the Summary Plan Descriptions provided by the insurer.

PAID TIME OFF

Holidays.

Our paid holidays are:

New Year’s Day	Thanksgiving Day
President’s Day	Day after Thanksgiving
Memorial Day	Christmas Eve
Juneteenth	Christmas Day
Independence Day	New Year’s Eve
Labor Day

We reserve the right to observe a holiday on the actual day or on another day of our choosing.

Vacation.

Vacation is provided by RenovoRx, Inc. for employees under Company’s Flexible Time Away (“FTA”) policy, which shall be provided under separate cover.

PAID SICK TIME

The Company provides paid sick leave to all eligible employees nationwide, regardless of work location. Employees receive a front-loaded grant of 72 hours of paid sick leave at the beginning of each benefit year (January 1 – December 31). Paid sick leave is available for use immediately and may be used for the employee’s own health needs, the health needs of a family member, or for other purposes permitted by applicable law, including situations related to domestic violence, sexual assault, or public health emergencies. Unused paid sick leave does not carry over year to year and is not paid out upon separation. Additional details are outlined in the Company’s Paid Sick Leave Policy.

INSURANCE

We offer medical, dental and vision insurance. Insurance details will be provided upon hire or earlier if requested.

RETIREMENT SAVINGS

After three months of service, you are eligible to participate in our 401(k) program which includes an employer match.

Employer matching contributions are made on a per-pay period basis based on the amount of the employee’s pre-tax and/or Roth contributions. The employer match is 100% of employee deferrals up to the first 3% of compensation for the period and 50% of the next 2% of compensation for the period and is immediately vested.

OTHER BENEFITS

iSolved.

In addition to our standard benefits, RenovoRx, Inc. offers additional reimbursement benefits through iSolved. This includes a monthly reimbursement for eligible Lifestyle Spending Arrangement (LSA) expenses and Health Reimbursement Arrangement (HRA) expenses. Further details on iSolved and how to access these benefits will be provided upon hire.

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